EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


                                                     STATE OF
            NAME                                   ORGANIZATION
           ------                                 --------------
Garden Ridge Management, Inc.                        Delaware
Garden Ridge Investment, Inc.                        Delaware
Garden Ridge Finance Corporation                     Delaware
Garden Ridge, L.P.                                   Delaware